UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2004

PETROL OIL AND GAS, INC.

(Exact name of registrant as specified in charter)

Nevada	000-3009	90-0066187
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

3161 E. Warm Springs Road
Suite 300
Las Vegas, Nevada		89120
(Address of Principal Executive Office)		(Zip Code)

(702) 454-7318

(Registrant's Executive Office Telephone Number)

ITEM 5. OTHER INFORMATION

Press Release

On April 23, 2004, the Registrant issued a press release announcing testing of one of its newly acquired wells. The well was part of the CBM Energy agreement, whereby the Registrant acquired approximately 36,000 acres of mineral leases and 13 existing wells. A copy of the press release is attached hereto as Exhibit 99.1.

New Corporate Office

On April 2, 2004, the Registrant executed a thirty-nine (39) month lease for new corporate office space located at 3161 East Warm Springs Road, Suite 300, Las Vegas, Nevada 89120. The space consists of approximately 1,864 square feet, which houses administrative and corporate offices.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS

99.1 - Press Release dated April 23, 2004.

99.2 - Research Analysis Report prepared by Joe Blankenship of Source Capital Group, Inc.

ITEM 9. REGULATION FD DISCLOSURE

In April 2004, the board of directors of the Registrant received a Research Analysis Report (the "Report") prepared by Joe Blankenship (the "Analyst") of Source Capital Group, Inc. The Registrant intends to use the Report in presentations made to brokers, dealers and marketing agencies and also post the Report on its corporate website (www.petroloilandgas.com). Compensation was paid to the Analyst prior to the report being written.

The Analyst received direct compensation from the Registrant for the preparation of the Report as follows:

  $6,000 cash received before the report was prepared;

  10,000 shares of restricted stock (to be issued);

  options to purchase 25,000 shares of common stock at $2.50 per share; and

  options to purchase an additional 25,000 shares of common stock at $4.00 per share.

The term of each of the options is two (2) years.

The Registrant assisted the Analyst in gathering information for the Report, however, the Agreement between the Registrant and the Analyst calls for the Analyst to maintain full discretion to report his own opinion about the investment prospects of the Registrant and its desirability for both individual and institutional investors. The Report has been attached to this filing as Exhibit 99.2.

The Report contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are necessarily based on certain assumptions and are subject to significant risks and uncertainties. These forward-looking statements are based on management's expectations as of the date hereof and the opinion of the Analyst. The Registrant does not undertake any responsibility for the adequacy, accuracy or completeness or to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PETROL OIL AND GAS, INC.

By:/s/ Paul Branagan

Paul Branagan, President

Date: April 27, 2004